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                                                                     Exhibit (m)

[NEW YORK LIFE LOGO]


ILLUSTRATION SAMPLE CALCULATION - CORPORATE SPONSORED VUL

Illustrated contractowner:

         Male Issue Age 45 Nonsmoker, Face Amount $1,000,000, Death Benefit Option 1, $21,000 planned annual premium paid annually on the policy anniversary for 21 years.

Hypothetical Gross Annual Investment Return = 10%
Assumed Asset Charges* = 0.68%
M&E Charges = 0.30%

POLICY VALUE

POLICY VALUE = [BEGINNING POLICY VALUE + NET PREMIUM - MONTHLY DEDUCTION] X {NET INVESTMENT FACTOR}

DERIVATION OF ANNUAL SUB-ACCOUNT RATE OF RETURN FROM GROSS RATE OF RETURN

         Net Sub-Account Rate of Return = 8.92% = Round down to 4 decimal places {[(1 + Gross Sub-Account Rate of Return) /\ (1/365) - (Assumed Asset Charges + M&E Charges)/365] /\ 365 - 1}

         = [(1.10) /\ (1/365) - (0.0068 + 0.0030)/365] /\ 365 - 1 = 8.92%

         * Asset charges vary by sub-account: Actual Asset Charges deducted from Gross Annual Rate of Return will vary with the contractowner's allocation of premium and policy value between the available sub-accounts. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

HOW THE PERIODIC DEDUCTION FOR COST OF INSURANCE AND OTHER CONTRACT CHARGES ARE MADE

POLICY VALUE

Net Premium = Gross Premium - Premium Expense Charge

     In the fifth policy year, the Premium Expense Charge equals 5.5% of the Gross Premium.

Monthly Deduction = COI Deduction + Monthly Contract Charge

     For example, on the fifth policy anniversary for a Male Nonsmoker, issue age 45:

         Beginning of Year 5 Policy Value = $82,023.81

         NET PREMIUM = $20,000.00 x (1 - 0.055) = $18,900.00

         MONTHLY CONTRACT CHARGE = Currently, $7.50 per month ($9.00 per month guaranteed maximum)


COI CHARGE = (Death Benefit / 1.00327374 - Policy Value after Net Premium and Monthly Contract Charge) x Monthly COI Rate

         o  The current Monthly COI Rate = 0.000268

         o  The illustrated Death Benefit = $ 1,000,000

         o Year 5 Policy Value after Net Premium, and Monthly Contract Charge = $82,023.81 + $18,900.00 - $7.50 = $100,916.31

         o  COI Charge = [($1,000,000/1.00327374) - $100,916.31] x (0.000268) =
            $240.08

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NET INVESTMENT FACTOR

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

     (1) is the net result of:

         o the net asset value per share of the portfolio held in the subaccount at the end of the current valuation period, plus

         o the per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus

         o a per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the subaccount (no federal income taxes are applicable under present law),

     (2) is the net asset value per share of the portfolio held in the subaccount at the end of the last prior valuation period.

     For illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 8.92% net annual effective rate of return:

     Monthly Net Investment Factor (Hypothetical) = (1.0892) /\ (1/12) = 1.00714569968934

THE FOLLOWING IS A DETAILED REPRESENTATION OF THE INTERIM POLICY VALUE CALCULATION DURING POLICY YEAR 5:

--------------------------------------------------------------------------------------------------------------------
 Policy   Policy  Policy Value       Net       Value After      COI          Monthly        Value After
  Year    Month      (BOM)         Premium       Premium      Charges    Contract Charge     Deduction    Interest
--------------------------------------------------------------------------------------------------------------------
    5       1       82,023.81     18,900.00     100,923.81     240.08          7.50         100,676.23     719.40
    5       2      101,395.63                   101,395.63     239.95          7.50         101,148.18     722.77
    5       3      101,870.95                   101,870.95     239.83          7.50         101,623.62     726.17
    5       4      102,349.79                   102,349.80     239.70          7.50         102,102.60     729.59
    5       5      102,832.19                   102,832.20     239.57          7.50         102,585.13     733.04
    5       6      103,318.17                   103,318.17     239.44          7.50         103,071.23     736.52
    5       7      103,807.75                   103,807.75     239.31          7.50         103,560.94     740.02
    5       8      104,300.96                   104,300.96     239.17          7.50         104,054.29     743.54
    5       9      104,797.83                   104,797.82     239.04          7.50         104,551.28     747.09
    5       10     105,298.37                   105,298.37     238.91          7.50         105,051.96     750.67
    5       11     105,802.63                   105,802.63     238.77          7.50         105,556.36     754.27
    5       12     106,310.63                   106,310.64     238.64          7.50         106,064.50     757.91
    6       1      106,822.41
--------------------------------------------------------------------------------------------------------------------

SURRENDER VALUE

Surrender Value = (Face Amount/1,000) x (Surrender Charge Factor Per $1,000 Face Amount) x (Surrender Charge Percentage)

The Surrender Charge Factor for a Male Nonsmoker, Issue Age 45 = $2.93 The Surrender Charge Percentage for a Male Nonsmoker, Issue Age 45, Policy Year 5 = 100% Surrender Charge = (1,000,000/1,000) x 2.93 x 100% = $2,930.00

At the end of year 5, Surrender Value = 106,822.41 - 2,930.00 = $103,892.41
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DEATH BENEFITS

For death benefit Option 1, the death benefit equals the greater of:

     o   The face amount on the date of death, or

     o A percentage of the Policy Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the IRC, as amended.

For a Male contractowner of attained age 49, the percentage of the Policy Value to qualify as life insurance under Section 7702 of the IRC, as amended, is 260%. Death Benefit, end of year 5 = the greater of

     o   Face Amount = $1,000,000, or

     o   260% x Policy Value = 2.60 x $106,822.41 = $277,738.27 Death Benefit,
         end of year 5 = $1,000,000

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

Monthly Deduction

     o   Monthly COI rates vary by attained age

Death Benefit

     o Death Benefits may exceed the Face Amount in order to qualify as life insurance under Section 7702 of the IRC, as amended.

Surrender Value

     o   Surrender Charge Percentage varies by Policy Year

     o   Surrender Charge Percentage is zero in year 10 and later

     o Surrender Charge Percentage for the illustrated contractowner in other contract years follow the schedule below:

            Policy Year       Surrender Charge Percentage
            -----------       ---------------------------
                 1                       100%
                 2                       100%
                 3                       100%
                 4                       100%
                 5                       100%
                 6                        80%
                 7                        75%
                 8                        67%
                 9                        50%
                10+                        0%